EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Dr. Reddy’s Laboratories Limited
7-1-27 Ameerpet,
Hyderabad 500 016
India

29 September 2004

Dear Sirs,

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statement (No. 333-110861) on Form S-8 of Dr. Reddy’s Laboratories Limited and subsidiaries of our report dated May 28, 2004, relating to the consolidated balance sheets of Dr. Reddy’s Laboratories Limited and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2004, which report appears in the annual report on Form 20-F of Dr. Reddy’s Laboratories Limited and subsidiaries for the year ended March 31, 2004.

Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets on April 1, 2002 and change in the method of accounting for stock-based employee compensation effective April 1, 2003.

Yours faithfully

/s/ KPMG LLP

KPMG LLP
Manchester, United Kingdom